Exhibit 10.8.7
SIXTH AMENDMENT
TO THE
COLT DEFENSE LLC
SALARIED RETIREMENT INCOME PLAN
     WHEREAS, Colt Defense LLC (the “Employer”) sponsors a defined benefit pension plan known as the Colt Defense LLC Salaried Retirement Income Plan (the “Plan”); and
     WHEREAS, under the terms of the Plan, the Employer has the ability to amend the Plan;
     WHEREAS, effective December 31, 2008, the Employer desires to freeze future benefit accruals under the Plan, and to freeze participation in the Plan with respect to any Employee who is not a Participant/in the Plan on December 31, 2008; and
     WHEREAS, the Employer also desires to freeze participation with respect to any former Participant who may become reemployed following termination of employment or otherwise regain the status of Employee; provided however, Years of Service for vesting purposes may continue to accrue for such Employee, subject to the Plan’s break in service rules;
     NOW, THEREFORE, effective as of December 31, 2008, the Employer hereby amends the Plan to provide as follows:
     1. Section 1.10 of Article 1, the Plan definition of “Credited Service”, is amended by the addition of the following new paragraph, to be placed at the end of such section:
“Effective December 31, 2008, future benefit accruals under the Plan shall be frozen. In no event shall any Participant receive Credited Service under the Plan after such date.”
     2. Section 2.1 of Article 2, entitled “Eligibility Requirements”, is amended by the addition of the following new paragraph (e), to be placed after the existing subparagraph (d):
“(e)	Plan Freeze: in conjunction with the freezing of future benefit accruals effective December 31, 2008, any Employee or former Participant who is not a Participant as of such date shall not be permitted to become a Participant hereunder after December 31, 2008. However, any former Participant who may become reemployed following termination of employment or who otherwise regains the status of Employee after December 31, 2008, may continue to accrue Years of Service for vesting purposes, subject to the Plan’s break in service rules.”
     3. Section 4.1 or Article 4, entitled “Accrued Benefit”, is amended by the addition of a new subparagraph (c), to be placed after the existing subparagraph (b):
“(c)	Effective December 31, 2008, future benefit accruals under the Plan shall be frozen, and each Participant actively accruing Credited Service as of such date shall receive his final Benefit Credit as of December 31, 2008. In no event shall any Participant accrue additional Credited Service under the Plan after such date. However, Interest Credits shall continue to be accumulated on each Participant’s

Benefit Account Balance after December 31, 2008 in accordance with the further terms of the Plan.”
IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed by a duly authorized person this 31st day of December, 2008.

WITNESS	COLT DEFENSE LLC

/s/ Deneen Silvers	By:	/s/ Carlton S. Chen

	Title:	Vice President and Secretary